                                                                      EXHIBIT 21

                                  SUBSIDIARIES

         The Company was incorporated in Texas in 1973. The following is a listing of significant subsidiaries of the Company as of March 11, 1994:

                                                                   % Voting
                                                                  Securities
                                          Jurisdiction of       or Beneficial
                                           Incorporation        Interest Owned
           Name of Subsidiary             or Organization       by the Company
           ------------------             ---------------       ---------------
 Alaska Pipeline Company                         Alaska               100%

 Cavallo Pipeline Company                        Texas                 50%
   (partnership)
 Houston Oil & Minerals Corporation              Nevada               100%

 Seagull Energy Canada
   Holding Company                              Wyoming               100%

 Seagull Energy Canada Ltd.                 Alberta, Canada           100%
 Seagull Energy E&P Inc.                         Texas                100%

 Seagull Industrial Pipeline Company             Texas                100%

 Seagull Marketing Services, Inc.                Texas                100%
 Seagull Midcon Inc.                            Delaware              100%

 Seagull Mid-South Inc.                         Delaware              100%
 Seagull Natural Gas Company                     Texas                100%

 Seagull Processing Company                     Delaware              100%

 Seagull Shoreline System                        Texas                 19%
   (partnership)
 Seagull Transmission Company                    Texas                100%

 Wacker Oil Inc.                                Delaware              100%